UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2017

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37693	90-1038273
(Commission File No.)	(IRS Employer Identification No.)

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (847) 572-8280

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation of Thomas J. Dee as Senior Vice President, Chief Financial Officer

On October 14, 2017, Thomas J. Dee resigned as the Senior Vice President, Chief Financial Officer of AveXis, Inc. (the “Company”) for personal reasons. In connection with his resignation, the Company agreed to pay Mr. Dee severance consistent with his employment agreement and a prorated bonus for 2017.

(c)                                  Appointment of Phillip B. Donenberg as Senior Vice President, Chief Financial Officer

On October 19, 2017 (the “Effective Date”), the board of directors of the Company appointed Phillip B. Donenberg as the Company’s Senior Vice President, Chief Financial Officer. Mr. Donenberg began service as the Company’s principal financial officer and principal accounting officer as of that date.

Mr. Donenberg, age 57, served as the Company’s Vice President, Corporate Controller from September 2016 to October 2017. He previously served as the chief financial officer of RestorGenex Corporation from May 2014 to January 2016, when RestorGenex merged with Diffusion Pharmaceuticals LLC and served as the merged company’s consultant CFO until September 2016, and the chief financial officer of 7wire Ventures LLC from September 2013 to May 2014.  Prior to that time, Mr. Donenberg served as the chief financial officer of BioSante Pharmaceuticals, Inc. from July 1998 to June 2013, when BioSante merged with ANIP Pharmaceuticals, Inc.  Mr. Donenberg holds a B.S. in Accountancy from the University of Illinois Champaign-Urbana College of Business and is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Donenberg and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Donenberg and any of the Company’s other directors or executive officers.

Employment Agreement with Mr. Donenberg

In connection with his appointment as Senior Vice President, Chief Financial Officer, Mr. Donenberg and the Company entered into an employment agreement, effective on the Effective Date.

Pursuant to the terms of his employment agreement, Mr. Donenberg’s employment is at will and may be terminated at any time by us or Mr. Donenberg. Under the terms of the agreement, Mr. Donenberg is entitled to receive an annual base salary of $350,000 and an annual target bonus of 40% of his annual base salary based upon the Compensation Committee’s assessment of Mr. Donenberg’s performance and our attainment of targeted goals as set by the Compensation Committee in its sole discretion. In accordance with the agreement, Mr. Donenberg was also granted an option to purchase 10,000 shares of our common stock. 25% of the shares subject to the option will vest on October 19, 2018 (the first anniversary of the Effective Date) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Donenberg’s continued service. Mr. Donenberg is entitled to severance benefits under the agreement if his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release. If Mr. Donenberg is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage, or, if such termination or resignation occurs within the three months prior to or 12 months following a change in control, as defined in Mr. Donenberg’s employment agreement, 12 months of continued base salary, a bonus severance payment equal to the prorated amount of his target annual performance bonus for the year in which the change of control occurs, premiums for continued health coverage and accelerated vesting in full of any outstanding stock awards granted during Mr.

Donenberg’s employment term.  Pursuant to his agreement, Mr. Donenberg also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

The foregoing description of Mr. Donenberg’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2017	AVEXIS, INC.

	By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer